                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Newfield Exploration Company
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 Houston, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 5, 1999

To the Stockholders:

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held on Wednesday, May 5, 1999, at 11:00 a.m., local time, in the Grand Ballroom of the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas, for the following purposes:

        (1) To elect ten directors to serve until the 2000 Annual Meeting of Stockholders;

        (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year ending December 31, 1999; and

        (3) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 15, 1999, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By Order of the Board of Directors

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                              Secretary

March 19, 1999

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                                 WWW.NEWFLD.COM

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Wednesday, May 5, 1999, at 11:00 a.m., local time, in the Grand Ballroom of the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 19, 1999.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 15, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 40,631,953 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 1998, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, Robert W. Waldrup, Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz, Terry Huffington, Dennis R. Hendrix, Philip J. Burguieres and John C. Sawhill. If elected, each director will serve until the Company's 2000 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. All of the directors are required to stand for election at the Annual Meeting because directors hold annual terms. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of February 28, 1999, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                         DIRECTOR
              NOMINEES                     PRINCIPAL OCCUPATION AND DIRECTORSHIPS         SINCE     AGE
              --------                     --------------------------------------        --------   ---
Joe B. Foster........................  Chairman of the Board, President and Chief          1988     64
                                       Executive Officer of the Company; Director,
                                       Baker Hughes Incorporated and New Jersey
                                       Resources Corporation
Robert W. Waldrup....................  Vice President - Operations of the Company          1992     54
Charles W. Duncan, Jr................  Chairman, Duncan Interests; Director, American      1990     72
                                       Express Company and United Technologies
                                       Corporation
Howard H. Newman.....................  Managing Director of E.M. Warburg, Pincus &         1990     51
                                       Co., LLC; Director, ADVO, Inc., RenaissanceRe
                                       Holdings Ltd., Cox Insurance Holdings Plc.,
                                       Eagle Family Foods Holdings, Inc. and EEX
                                       Corporation
Thomas G. Ricks......................  President and Chief Executive Officer, The          1992     45
                                       University of Texas Investment Management
                                       Company; Director, DTM Corporation
C. E. (Chuck) Shultz.................  Chairman and Chief Executive Officer, Dauntless     1994     59
                                       Energy Inc. and Chairman, Canadian Oil Sands
                                       Trust; Director, Jannock Limited and Syncrude
                                       Canada Ltd.
Terry Huffington.....................  Chairman and President of Huffco Group, Inc.        1997     44
Dennis R. Hendrix....................  Retired Chairman, PanEnergy Corp.; Director,        1997     59
                                       Duke Energy Corporation, Allied Waste
                                       Industries, Inc., National Power PLC and Pool
                                       Energy Services Company
Philip J. Burguieres.................  Chief Executive Officer, EMC Holdings, LLC;         1998     55
                                       Director, Chase Bank of Texas N.A., Denali
                                       Incorporated and McDermott International, Inc.;
                                       and Director and Chairman Emeritus Weatherford
                                       International, Inc.
John C. Sawhill......................  President and Chief Executive Officer of the        1998     62
                                       Nature Conservancy; Director, The Procter and
                                       Gamble Company, Pacific Gas and Electric
                                       Company, NACCO Industries and the Vanguard
                                       Group of Mutual Funds

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the directors has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Thomas G. Ricks served as Vice Chancellor for Asset Management of the University of Texas System from 1992 to March 1996. Mr. Ricks was named to his present position on March 1, 1996.

     C. E. Shultz served as President, Chief Executive Officer and a Director of Gulf Canada Resources Limited from 1990 to January 1995. Mr. Shultz was named to his present position in January 1995.

     From 1990 to 1997, Mr. Hendrix served PanEnergy Corp., first as Chief Executive Officer and later as Chairman of the Board.

     From 1991 to 1996, Mr. Burguieres served Weatherford International Incorporated as President and Chief Executive Officer. From 1996 to 1998 Mr. Burguieres served Weatherford Enterra, Inc. as Chairman of the Board. Mr. Burguieres was named to his present position in March 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, unless otherwise indicated, as of February 28, 1999, regarding beneficial ownership of Common Stock of the Company by (i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers, (iii) each director and (iv) all executive officers and directors as a group.

                                                               BENEFICIAL OWNERSHIP(2)
                                                              -------------------------
                NAME OF BENEFICIAL OWNER(1)                   SHARES(3)(4)      PERCENT
                ---------------------------                   ------------      -------
FMR Corp.(5)................................................   5,234,200         12.9%
Merrill Lynch & Co., Inc.(6)................................   4,003,150          9.9
Warburg, Pincus Investors, L.P.(7)..........................   3,934,939          9.7
Franklin Resources, Inc. (8)................................   2,641,300          6.5
Joe B. Foster(9)............................................   1,276,381          3.1
Robert W. Waldrup...........................................     294,163            *
Elliott Pew.................................................      43,700            *
Terry W. Rathert............................................     276,152            *
David A. Trice..............................................      79,708            *
Charles W. Duncan, Jr.......................................     604,892          1.5
Howard H. Newman(10)........................................   3,968,321          9.8
Thomas G. Ricks(11).........................................   1,502,400          3.7
C. E. Shultz................................................       8,782            *
Terry Huffington............................................     271,166            *
Dennis R. Hendrix...........................................      12,474            *
Philip J. Burguieres........................................       2,224            *
John C. Sawhill.............................................      65,224            *
Executive officers and directors as a group (consisting of
  18 persons)(12)...........................................   8,894,412         21.3

---------------

   * Less than 1%

 (1) The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109-3614. The address of Merrill Lynch & Co., Inc. ("ML&Co.") is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281. The address of Warburg, Pincus Investors, L.P. ("Warburg") and Mr. Newman is 466 Lexington Ave., 10th Floor, New York, NY 10017. The address of Franklin Resources, Inc. ("FRI") is 777 Mariners Island Boulevard, San Mateo, CA 94404.

 (2) Under the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Waldrup, Pew, Rathert, and Trice include 618,900, 153,000, 15,000, 218,000 and 20,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,378,460 shares that may be acquired by such persons within 60 days through the exercise of stock options.

 (3) Pursuant to the Company's 1995 Omnibus Stock Plan (the "1995 Omnibus Plan") the Company has awarded restricted shares of Common Stock that are subject to forfeiture provisions. The shares beneficially owned by Messrs. Foster, Waldrup and Rathert include (a) 30,000, 14,000 and 14,000 restricted shares, respectively, awarded in February 1996 and (b) 8,000, 5,200 and 5,200 restricted shares, respectively, awarded in February 1998 pursuant to the 1995 Omnibus Plan. The shares beneficially owned by Mr. Trice include 28,000 restricted shares awarded in May 1997 pursuant to the 1995 Omnibus Plan. The shares beneficially owned by Mr. Pew include 20,000 restricted shares awarded in January 1998 pursuant to the 1995 Omnibus Plan. The shares beneficially owned by executive officers and directors as a group include an additional 36,400 restricted shares awarded to other executive officers pursuant to the 1995 Omnibus Plan.

 (4) Pursuant to the Company's Non-Employee Director Plan (as hereinafter defined), the Company grants restricted shares of Common Stock that are subject to forfeiture provisions to its non-employee directors at certain times. See "-- Compensation of Directors." The shares beneficially owned by non-employee directors that are subject to forfeiture provisions include 668 shares granted to each of Messrs. Duncan, Newman and Shultz immediately following the 1996 Annual Meeting of Stockholders and 1,224 shares granted to each of Messrs. Duncan, Newman, Shultz, Hendrix, Burguieres and Sawhill and Ms. Huffington immediately following the 1998 Annual Meeting of Stockholders.

 (5) Based solely on the Schedule 13G dated February 1, 1999 filed with the Commission by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act"), is the beneficial owner of 4,642,800 shares as a result of acting as investment advisor to various investment companies (the "Funds") registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act"). Edward C. Johnson 3d, Chairman of FMR Corp., various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of FMR Corp. voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 4,642,800 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 591,400 shares as a result of its serving as an investment manager of institutional account(s). Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 491,500 shares and sole power to vote or to direct voting of the 591,400 shares.

 (6) Based solely on the Schedule 13G dated February 14, 1999 filed with the Commission jointly by ML&Co., a parent holding company, on behalf of Merrill Lynch Asset Management Group ("AMG") and Merrill Lynch Growth Fund (the "Merrill Fund"), the Merrill Fund is the beneficial owner of 4,000,000 shares. AMG is an operating division of ML&Co. consisting of ML & Co.'s indirectly owned asset management subsidiaries including Merrill Lynch Asset Management, L.P. ("MLAM"). AMG and MLAM may be deemed to share voting and dispositive power with respect to such 4,000,000 shares with each other and, with ML&Co., an additional 3,150 shares.

 (7) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as sole general partner of Warburg, has a 20% interest in the profits of Warburg. Mr. Howard H. Newman is a Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg. See Note 10 below.

 (8) Based solely on the Schedule 13G dated January 28, 1999 filed with the Commission jointly by FRI, Franklin Advisers, Inc. ("FAI"), a wholly owned subsidiary of FRI and, Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") the 2,641,300 shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct or indirect investment advisory subsidiaries (the "Adviser Subsidiaries") or FRI. The Principal Shareholders each own in excess of 10% of the outstanding common stock of FRI. Thus, FRI and the Principal Shareholders may be deemed to be beneficial owners of the 2,641,300 shares held by persons and entities advised by the Adviser Subsidiaries. FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any economic interest in, or beneficial ownership of, the 2,641,300 shares. FRI, the Principal Shareholders and FAI are of the view that they are not acting as a "group" for purposes of
     Section 13(d) of the Exchange Act and that they are not required to attribute to each other the beneficial ownership of securities held by any of them or by any persons advised by FAI.

 (9) Includes 123,600 shares held by Mr. Foster as trustee for the benefit of two charitable trusts and 100,000 shares held by a charitable organization that Mr. Foster serves as president and a director. Mr. Foster disclaims any pecuniary interest with respect to such shares.

(10) Warburg is the owner of 3,934,939 of the shares indicated as beneficially owned by Mr. Newman and are included because of his affiliation with Warburg. Mr. Newman disclaims beneficial ownership of the Warburg shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 5 above.

(11) All of the shares indicated as beneficially owned by Mr. Ricks are owned directly by The Permanent University Fund of the State of Texas or the Board of Regents of the University of Texas System and are included because Mr. Ricks, as President and Chief Executive Officer of the University of Texas Investment Management Company, may be deemed to share the power to vote or dispose of such shares. Mr. Ricks disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(12) See Notes 2 through 4 and 9 through 11 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1998. During 1998, each of the directors, except Mr. Sawhill, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that such director served as a director and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served during the period that such director so served.

     The Board of Directors has the following standing committees:

          AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Ricks, Shultz, Burguieres and Sawhill and Ms. Huffington, met two times during 1998. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

          COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks, Hendrix and Sawhill and Ms. Huffington, met three times during 1998. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

     The Board of Directors nominates persons to stand for election as directors of the Company.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $20,000 annually. In addition, a fee of $1,000 is paid to each non-employee director for attendance at each meeting of the Board and for attendance at any committee meeting, as a committee member, not held in conjunction with a meeting of the Board. A fee of $500 is also paid to each non-employee director for participation in each telephonic board meeting and for participation as a committee member in each committee meeting not held in conjunction with a board meeting. The Company's non-employee directors were paid $159,500 in the aggregate in 1998 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

     Pursuant to the Company's 1995 Non-Employee Director Restricted Stock Plan, as amended in 1997 (the "Non-Employee Director Plan"), each non-employee director who is in office immediately after an annual meeting of stockholders receives a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the annual meeting (rounded down to nearest whole share). In addition, each non-employee director who is appointed to the Board (and not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. The restrictions on shares granted pursuant to the Non-Employee Director Plan before the 1997 Annual Meeting of Stockholders generally lapse over a three year period, with lapsing occurring as to one-third of such shares on the day before each annual meeting of stockholders during such period. An aggregate of 50,000 restricted shares may be issued pursuant to the Non-Employee Director Plan. Each of Messrs. Duncan, Newman, Shultz, Hendrix, Burguieres, Sawhill and Ms. Huffington were granted 1,224 restricted shares on May 7, 1998 pursuant to the Non-Employee Director Plan. In accordance with the terms of such plan, Mr. Ricks made an irrevocable written election not to receive grants pursuant to the plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 1998, 1997 and 1996. All information presented in this section is restated to reflect the two-for-one split of the Company's outstanding Common Stock effected in December 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                               COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION           -----------------------------------------
                                              -----------------------------------   RESTRICTED   NUMBER OF
                                                                  BONUS               STOCK      SECURITIES
         NAME AND PRINCIPAL                              ------------------------     AWARDS     UNDERLYING      ALL OTHER
              POSITION                 YEAR    SALARY    CURRENT(1)   DEFERRED(2)      (3)        OPTIONS     COMPENSATION(4)
         ------------------            ----    ------    ----------   -----------   ----------   ----------   ---------------
Joe B. Foster........................  1998   $238,750    $ 95,000     $     --       10,000        42,000       $ 19,100
  Chairman of the Board, President     1997    225,000     210,000      221,631           --        50,000         18,000
  and Chief Executive Officer          1996    224,416     200,000      239,251       75,000        30,000          9,500
Robert W. Waldrup....................  1998    187,872      75,000           --        6,500        70,000         15,147
  Vice President - Operations          1997    181,833     150,000      152,801           --            --             --
                                       1996    179,416     140,000      165,810       35,000        15,000          9,500
Elliott Pew..........................  1998    149,138      80,000       24,000       25,000       100,000         56,367
  Vice President - Exploration         1997         --          --           --           --            --             --
                                       1996         --          --           --           --            --             --
Terry W. Rathert.....................  1998    171,583      75,000           --        6,500        70,000         13,727
  Vice President - Planning and        1997    166,783     135,000      143,165           --            --         13,343
  Administration and Secretary         1996    163,867     120,000      157,860       35,000        15,000          9,500
David A. Trice.......................  1998    204,167      75,000       24,000           --        50,000         16,333
  Vice President - Finance             1997    125,000          --           --       35,000       100,000          6,436
  and International                    1996         --          --           --           --            --             --

---------------

(1) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 1999, 1998 and 1997 based upon performance in 1998, 1997 and 1996, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(2) Reflects deferred incentive compensation awards granted in February 1999, 1998 and 1997, pursuant to the Incentive Compensation Plan based upon performance in 1998, 1997 and 1996, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have a portion of such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(3) Restricted stock awards vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier, at a rate of 20% per year, if certain annual performance targets are achieved. The performance targets for 1998, 1997 and 1996 were met. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Restricted Stock Awards."

(4) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan and the Company's Deferred Compensation Plan. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Deferred Compensation Plan." Also includes, in respect of Mr. Pew only, a $25,000 employment incentive payment at the time he joined the Company and a $20,000 equity purchase incentive payment.

STOCK OPTIONS GRANTED IN 1998

     The following table contains information concerning stock options granted to the named executive officers in 1998.

                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                         -------------------------------------------------------        VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                                   ANNUAL RATES OF STOCK
                         SECURITIES        TOTAL        EXERCISE OR                    PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED   BASE PRICE                    FOR OPTION TERMS(3)
                          OPTIONS      TO EMPLOYEES         PER       EXPIRATION    ------------------------
                         GRANTED(1)       IN 1998        SHARE(2)        DATE           5%           10%
                         ----------   ---------------   -----------   ----------    ----------    ----------
Joe B. Foster..........    42,000          4.38%          $23.69       02/12/08     $  625,738    $1,585,742
Robert W. Waldrup......    20,000          2.08%           23.69       02/12/08        297,970       755,115
                           50,000          5.21%           15.94       09/01/08        501,229     1,270,213
Elliott Pew............    75,000          7.81%           22.09       01/29/08      1,041,921     2,640,433
                           25,000          2.60%           15.94       09/01/08        250,615       635,106
Terry W. Rathert.......    20,000          2.08%           23.69       02/12/08        297,970       755,115
                           50,000          5.21%           15.94       09/01/08        501,299     1,270,213
David A. Trice.........    50,000          5.21%           15.94       09/01/08        501,229     1,270,213

---------------

(1) The options expire 10 years from the date of grant. The options expiring January 29, 2008 and February 12, 2008 were granted pursuant to the 1995 Omnibus Plan. Twenty percent of such options will vest on the first and each succeeding anniversary of the date of grant. The options expiring September 1, 2008 were granted pursuant to the Newfield Exploration Company 1998 Omnibus Stock Plan ("1998 Omnibus Plan"). One-third of such options will vest on the third and each succeeding anniversary of the date of grant.

(2) The exercise price of the options is equal to the average of the high and low sales price of the Common Stock on the NYSE on the date of grant (the "Average Price"). For options expiring January 29, 2008 the Average Price was $22.09. For options expiring February 12, 2008 the Average Price was $23.69. For options expiring September 1, 2008 the Average Price was $15.94.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning stock options exercised during 1998 and the value of unexercised options at December 31, 1998.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               ACQUIRED                        DECEMBER 31, 1998           DECEMBER 31, 1998(2)
                                  ON           VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               --------     -----------   -----------   -------------   -----------   -------------
Joe B. Foster...............        --       $     --       594,500        100,000      $9,800,407      $124,830
Robert W. Waldrup...........    50,000        884,169       146,000         79,000       2,404,110       309,165
Elliott Pew.................        --             --            --        100,000              --       123,375
Terry W. Rathert............    35,000        644,494       211,000         79,000       3,500,985       309,165
David A. Trice..............        --             --        20,000        130,000              --       246,750

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 1998 of $20.88 per share and the exercise price of the stock option.

OTHER MATTERS

     William D. Schneider, Vice President - International Exploration of the Company, filed his Form 4 Report of Change of Beneficial Ownership, with respect to a transaction that occurred in March of 1998, on Monday, April 13, 1998. The report should have been filed on or before Friday, April 10, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, Terry Huffington, Dennis R. Hendrix and John C. Sawhill.

     The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") invests in several mutual funds affiliated with Warburg (the "Warburg Funds"). The amount invested in the Warburg Funds at any time depends upon the elections made by the participants in the 401(k) Plan. The Company believes that the 401(k) Plan invests on the same basis in terms of rates and fees as are offered generally to similar employee investment vehicles. As of December 31, 1998, an aggregate of $2.0 million of the 401(k) Plan's assets were invested in the Warburg Funds. Mr. Newman is affiliated with Warburg.

     Ms. Huffington is a principal owner of Huffco International L.L.C. ("Huffco") and David A. Trice, Vice President - Finance and International of the Company, is a minority owner of Huffco. In May 1997, prior to Ms. Huffington and Mr. Trice becoming affiliated with the Company, the Company acquired substantially all of the assets of Huffco. The acquired assets included all of the outstanding common stock of Huffco China, LDC, now known as Newfield China, LDC ("Newfield China"), the owner of an undivided 35% interest in a 415,000 acre production sharing contract area known as Block 05/36, Bohai Bay, offshore the People's Republic of China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, Bohai Bay, plus an allocated portion of the cash purchase price paid by the Company to Huffco at the closing of the Huffco Transaction. At December 31, 1998, Newfield China had approximately $10 million in unrecovered costs, no reserves and no revenue and, as a result, no dividends have been paid to date on the preferred shares. Huffco also has the right to further payments upon the occurrence of certain events. If the Company acquires an interest in two particular blocks offshore Cote de Ivoire on or before May 15, 2002, the Company will pay Huffco $2,620,000, subject to certain adjustments if the Company sells such interest to a third party under certain circumstances.

Based on current facts, the Company does not anticipate acquisition of an interest in the two blocks. In addition, in the event the Company commits to a development program in the Federal Republic of Nigeria on or before May 15, 2002, the Company will pay Huffco $1,000,000. The Company has not committed to a development program nor any other project in Nigeria.

     Dennis R. Hendrix is a director of Duke Energy Corporation. The Company sells gas to, and purchases transportation services from, Duke Energy Corporation, or its subsidiaries and affiliates, in the ordinary course of the Company's oil and gas exploration and production business. The Company believes that the payments that it receives for sales of such gas and the charges and fees that it pays for such transportation services are competitive with the payments, charges and fees of other companies that purchase gas and provide transportation services to the oil and gas exploration and production industry.

     Philip J. Burguieres is a director of both Weatherford International, Inc. ("Weatherford") and McDermott International, Inc. ("McDermott"). The Company purchases oil field goods, equipment and services from Weatherford and McDermott, or their respective subsidiaries and affiliates, in the ordinary course of the Company's oil and gas exploration and production business. The Company believes that the charges and fees that the Company pays for such goods, equipment and services are competitive with the charges and fees of other companies providing oil field goods, equipment and services to the oil and gas exploration and production industry.

     Mr. Hendrix and Mr. Burguieres are directors of Chase Bank of Texas N.A., an affiliate of the Chase Manhattan Bank. The Company maintains a $225 million revolving credit facility with the Chase Bank of Texas N.A., as Agent. At December 31, 1998, the Company had $84 million of borrowings outstanding under the credit facility.

     Joe B. Foster is a director of Baker Hughes Incorporated. The Company purchases oil field goods, equipment and services from Baker Hughes Incorporated, or its subsidiaries and affiliates, in the ordinary course of the Company's oil and gas exploration and production business. The Company believes that the charges and fees that the Company pays for such goods, equipment and services are competitive with the charges and fees of other companies providing oil field goods, equipment and services to the oil and gas exploration and production industry.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

     - A base salary that is competitive with compensation offered by other oil and gas exploration and production enterprises similar to the Company.

     - Annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results. See "-- Executive Compensation -- Incentive Compensation Plan" below.

     - The opportunity to purchase Common Stock at a discount of at least 15% through the Newfield Employee Stock Purchase Plan and other equity incentives as motivators for all employees and to better align the interests of employees and stockholders.

     - Case specific compensation plans to accommodate individual circumstances or nonrecurring situations as required.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     As noted above, a significant portion of the Company's compensation is performance-based. The Company has structured portions of its performance-based compensation (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan after 1996 and grants of restricted shares under the 1995 Omnibus Plan do not, however, qualify for exclusion from the deduction limit. For Section 162(m) purposes, the market value of restricted shares are included in the year that the shares vest. As a result, if the market price of the Common Stock increases significantly, the amount of compensation for purposes of
Section 162(m) will also increase significantly. For Section 162(m) purposes, deferred awards under the Incentive Compensation Plan after 1996 are included in the year paid, and are paid, at the election of the recipient, in either cash or Common Stock. During the deferral period, the awards to be paid in cash accrue interest and the value of awards to be paid in Common Stock vary depending on the Common Stock's market price.

     The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded if the market price of the Common Stock increases significantly after the date of an award. The 1998 Omnibus Plan is structured to permit the Compensation Committee to award restricted shares that will be excluded from the deduction limit. The Compensation Committee may, however, determine that it is in the best interest of the Company to award restricted shares pursuant to such plan that do not meet the requirements for exclusion from the deduction limit or to otherwise award compensation that would exceed such limit.

     COMPANY PERFORMANCE. The Company's net production for 1998 was 88.5 billion cubic feet of natural gas equivalent ("Bcfe"), up 20% from 1997. However, 1998 oil and gas realizations were down 33% and 19%, respectively, compared to 1997. Additionally, the Company experienced a general increase in fees charged by the oil field service industry, lease operating costs, costs of drilling goods and services (and lower drilling rig efficiency), platform and facilities construction and transportation services. As a result, operating cash flow before changes in assets and liabilities for 1998 was $142 million, down from $162 million in 1997, and proved reserves were added at higher than historical costs.

     Net income from operations in 1998 was $10.4 million. However, after including a $68 million after-tax ceiling test writedown, a net loss of $57.7 million, or $1.55 per share, was recorded in 1998, versus earnings of $41 million, or $1.07 per share in 1997. The ceiling test writedown, a requirement of full cost accounting, reduced the carrying value of the Company's oil and gas properties and was caused primarily by lower oil and gas prices existing at the end of 1998.

     The Company drilled 16 domestic exploratory wells in 1998, eight of which were successful. These exploratory successes, together with development drilling, resulted in estimated proved reserve additions by the drill bit of approximately 94 Bcfe. In addition the Company acquired interests in 25 producing leases in 1998, resulting in proved reserve additions of approximately 72 Bcfe. As a result, the Company's proved reserve base increased 18% at year end 1998 over year end 1997. Stated another way, the Company replaced 188% of its 1998 production with new proved reserve additions. This larger proved reserve base is the basis for a projected 20% increase in production in 1999.

     The Company added 26 new leases in the Gulf of Mexico and increased its daily operated production to nearly 600 MMcfe per day. The Company's rank as a leading operator of production in the Gulf of Mexico continues to rise. Furthermore, the Company's onshore Gulf Coast effort began to bear fruit as the Company placed its Broussard discovery in Lafayette Parish, Louisiana on production, significantly increasing its daily operated onshore production volume. In September of 1998 the Company issued four million shares of Common Stock and used the $83 million of net proceeds derived therefrom to retire debt incurred in acquiring proved reserves in 1998. As a result, the Company exited 1998 with a strong balance sheet and is well positioned to take advantage of investment opportunities in 1999.

     In addition to the Peer Group performance measured for the Stockholder Return Performance Presentation, set forth below, in 1998 the Company followed the stock performance of a group of 47 independent oil and gas companies. Of the group, only three stocks ended 1998 at a higher price than they began the year. The Company's stock was the fourth best performing stock of the group, despite being down 10.5% for the year. The median stock price for the 47 companies declined 48.5% for the year, with 17 of the 47 companies declining 70% or more.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee thoroughly reviewed and discussed the Company's financial and operating results for 1998. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Stock Option Awards. Upon his employment with the Company in January 1998, Mr. Pew was granted options to purchase 75,000 shares of Common Stock to provide incentive with respect to the Company's future performance. Twenty percent of this award will vest on the first and each succeeding anniversary of the date of grant.

     In February 1998, Messrs. Waldrup and Rathert were granted options to purchase 20,000 shares of Common Stock to provide incentive with respect to the Company's future performance and to award them for their contribution to the Company's performance in 1997. Twenty percent of each of these awards will vest on the first and each succeeding anniversary of the date of grant.

     In September 1998, the Compensation Committee granted options to purchase 50,000, 50,000, 50,000 and 25,000 shares of Common Stock to Messrs. Waldrup, Rathert, Trice and Pew, respectively, to provide incentive with respect to the Company's future performance. Additionally, these awards have a meaningful retention component since one-third of such options vest on the third and each succeeding anniversary of the date of grant. See "Executive Compensation - Stock Options Granted in 1998".

     Incentive Compensation Plan. The Incentive Compensation Plan is funded by amounts equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest from exploration properties, bearing upon both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. Amounts available for distribution under the Incentive Compensation Plan attributable to the overriding royalty interests bearing against the Company are limited to 5% of the Company's Adjusted Net Income (as defined in the Incentive Compensation Plan). Awards may consist of both a current and deferred amount. Eligible employees may elect for a portion of deferred amounts to be paid in Common Stock instead of cash. If an eligible employee elects for a deferred amount to be paid in Common Stock, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 1999 for the 1998 performance period pursuant to the Incentive Plan are presented under "Bonus" in the Summary Compensation Table. Such awards were based approximately 50% on level of responsibility and the Company's performance and approximately 50% on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after hearing the recommendations of the Chief Executive Officer.

     Deferred Compensation Plan. During 1997, the Company implemented a highly compensated employee Deferred Compensation Plan (the "Deferred Plan"). This non-qualified plan allows an eligible employee to defer a portion of the employee's salary or bonus on an annual basis. The Company matches $1.00 for each $1.00 of employee deferral, with the Company's contribution not to exceed 8% of an employee's salary, subject to limitations imposed by the Deferred Plan. The Company's contribution is reduced by the amount of contribution made by the Company to the 401(k) Plan for each participant.

     Restricted Stock Awards. The Compensation Committee awarded shares of restricted Common Stock to Messrs. Foster, Waldrup and Rathert in February 1998, and to Mr. Pew in January 1998 pursuant to the 1995 Omnibus Plan. These awards are reflected under "Long-Term Compensation Awards" in the Summary Compensation Table. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares will vest earlier, at a rate of 20% per year, upon the achievement of certain annual performance targets (either (i) 10% or greater rate of return on average stockholders' equity or (ii) the addition of proved reserves during the performance year at least equal to production for such year). Such awards were granted in order to provide the named executive officers with further incentive with respect to the Company's future performance, to further align the interests of such executive officers with those of the Company's stockholders and in the case of Messrs. Foster, Waldrup and Rathert, to award such executive officers for their contribution to the Company's performance in 1997.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Foster's compensation are summarized below.

     Base Salary. Mr. Foster's base salary was increased from $225,000 for 1997 to $240,000 for 1998. The increase was based on the factors described above under "Executive Compensation -- Base Salary."

     Incentive Compensation Plan. In February 1999, Mr. Foster received a $95,000 current award and no deferred award for the 1998 performance period pursuant to the Incentive Compensation Plan which compares to a $210,000 current award and a $221,631 deferred award for the 1997 performance period. These awards were based approximately 50% on the Company's performance and Mr. Foster's level of responsibility and approximately 50% on productivity, perceived quality of work and impact on the Company's results.

     1995 Omnibus Plan. In February 1998, Mr. Foster was granted options to purchase 42,000 shares of Common Stock pursuant to the 1995 Omnibus Plan. This award was granted to provide Mr. Foster incentive with respect to the Company's future performance and to award him for his contribution to the Company's performance in 1997.

                                          Compensation Committee

                                          Charles W. Duncan, Jr.
                                                Howard H. Newman
                                                 Thomas G. Ricks
                                                Terry Huffington
                                               Dennis R. Hendrix
                                                 John C. Sawhill

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

     1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1993 at the closing price on such date.

     2. Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows: Apache Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, Noble Affiliates, Inc., Pogo Producing Company, Seagull Energy Corporation and Vintage Petroleum, Inc. The Louisiana Land and Exploration Company ("LL&E") was included in the Company's peer group and the Stockholder Return Performance Presentation shown below until October 1997 when LL&E was acquired by Burlington Resources. As Burlington Resources is not a member of the Company's Peer Group, information relative to LL&E is not included after October 1997. However, for purposes of the Stockholder Return Performance Presentation, after October 1997, the LL&E investment has been allocated among the remainder of the Peer Group companies.

                          TOTAL RETURN TO STOCKHOLDERS
                     (ASSUMES $100 INVESTMENT ON 12/31/93)

                                                      NEWFIELD
               MEASUREMENT PERIOD                   EXPLORATION
             (FISCAL YEAR COVERED)                      CO.            PEER GROUP         S&P 500
12/31/93                                                       100               100               100
12/30/94                                                       113                96               101
12/29/95                                                       154               123               139
12/31/96                                                       296               160               170
12/31/97                                                       265               163               227
12/31/98                                                       237               117               291

                                    ITEM 2.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 3.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2000 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 19, 1999.

                                            By Order of the Board of Directors

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                            Secretary

March 19, 1999

                          NEWFIELD EXPLORATION COMPANY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE NEWFIELD EXPLORATION
                           COMPANY BOARD OF DIRECTORS


             The undersigned hereby appoints Joe B. Foster, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield
P Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration
R Company to be held in Houston, Texas, on Wednesday May 5, 1999 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the
O       reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any
X       adjournment thereof.

Y            PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE
        ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.


COMMENTS/ADDRESS CHANGE PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


                                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)





--------------------------------------------------------------------------------
                           o  FOLD AND DETACH HERE o

                                                   Please mark your votes as
                                                   indicated in this example [X]



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

Item 1 - ELECTION OF DIRECTORS                              WITHHELD   I PLAN TO ATTEND MEETING          [ ]
         Joe B. Foster, Robert W. Waldrup,        FOR       FOR ALL
         Charles W. Duncan, Jr., Howard H.
         Newman, Thomas G. Ricks, C.E. (Chuck)    [ ]         [ ]
         Shultz, Terry Huffington, Dennis R.                               COMMENTS/ADDRESS CHANGE
         Hendrix, Phillip J. Burguieres and                            Please mark this box if you have  [ ]
         John C. Sawhill                                                written comments/address change
                                                                             on the reverse side.
WITHHELD FOR: (Write that nominee's name in the
space provided below)

-----------------------------------------------

                                          FOR   AGAINST   ABSTAIN

Item 2 - TO RATIFY SELECTION OF AUDITORS  [ ]     [ ]       [ ]


Signature(s)                                                     Date
            -------------------------------------------------        -----------------------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


-----------------------------------------------------------------------------------------------------------------------------------
                                            o  FOLD AND DETACH HERE o